EXHIBIT 8



             [LETTERHEAD OF MCGUIRE, WOODS, BATTLE & BOOTHE LLP]



                               December 3, 1998


BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

Scott & Stringfellow Financial, Inc.
909 East Main Street
Richmond, VA 23219

Ladies and Gentlemen:

     We have acted as Scott & Stringfellow's special tax counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") relating to the merger of Scott & Stringfellow Financial, Inc. with and into BB&T Corporation pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of September 16, 1998.

     We have reviewed the statements set forth in the Registration Statement under the captions "SUMMARY -- Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" and hereby advise you that such statements, insofar as they are or refer to statements of United States law or legal conclusions relating thereto, are accurate in all material respects.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" therein. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.



                               Very truly yours,


                              /s/  MCGUIRE, WOODS, BATTLE & BOOTHE LLP
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